EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333- 153062, 333-147436, and 333-121563) and Form S-8 (Nos.  333-171952, 333-1604003, 333-153595,
333-133001, 333-70838, 333-49396 and 000-19301) of Communication Intelligence Corporation and its subsidiary of our report dated March 31, 2014 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), which appears on page F-1 of this annual report on Form 10-K for the year ended December 31, 2013.

PMB Helin Donovan, LLP

/s/ PMB Helin Donovan
Austin, TX March 30, 2015